Exhibit 10.40
THIRD AMENDMENT TO SERVICE CENTER LEASE
     This Third Amendment to Service Center Lease (“Amendment”) is made and entered into this ___ day of March, 2010, by and between TM Properties, L.L.C., a Missouri limited liability company, successor to The Lincoln National Life Insurance Company (“Landlord”), and Quality Systems, Inc., a California corporation, successor Lackland Acquisition II, LLC as (“Tenant”).
     WHEREAS, Landlord and Tenant entered into that certain Standard Service Center Lease Agreement dated November 28, 2001, as amended by that certain First Amendment to Service Center Lease dated August 17, 2005 and that certain Second Amendment to Service Center Lease dated August 17, 2005 (as amended, “Lease”), whereby Tenant leased those certain premises containing approximately 30,705 square feet in Suites 1828, 1836A, 1836B and 1842 at the building known as Meadows Corporate Center II and approximately 9,361 square feet in Suite 1884-7 at the building known as Meadows Corporate Center IV, which is situated at Lackland Hill Parkway, St. Louis, Missouri, 63146, upon the terms and conditions contained in the Lease; and
     WHEREAS, Landlord and Tenant agree that the Lease is currently scheduled to expire on November 30, 2010; and
     WHEREAS, Landlord and Tenant desire to renew and extend the term for an additional five (5) years pursuant to the terms of this Amendment; and
     WHEREAS, Landlord and Tenant desire to modify and amend certain terms and conditions of the Lease as hereinafter provided.
     NOW, THEREFORE, in consideration of the agreements and promises contained herein and in the Lease, and other valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Recitals. The Recitals contained herein are true and correct and incorporated herein by this reference. Capitalized terms not otherwise defined herein, in the Recitals, or the preamble, shall have the meanings ascribed to them under the Lease, as amended hereby.

2.	Renewal Term. Tenant and Landlord hereby extend and renew the Lease for an additional five (5) year period, commencing on December 1, 2010 and terminating on November 30, 2015 (“Renewal Term”).

3.	Leased Premises. Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following:
“1.1 Demise of Leased Premises. Landlord, in consideration of the rents and of the terms and conditions hereinafter contained, does hereby lease to Tenant, and Tenant does hereby rent from Landlord the space containing approximately 57,997 rentable square feet in the aggregate (“Leased Premises”). The Leased Premises is located in seven (7) suites as follows:

(i)	Suite 1836A containing 8,139 rentable square feet in Meadows Corporate Center II;

(ii)	Suite 1836B containing approximately 4,430 rentable square feet in Meadows Corporate Center II;

(iii)	Suite 1828 containing approximately 9,500 rentable square feet in Meadows Corporate Center II;

(iv)	Suite 1842 containing approximately 8,636 rentable square feet in Meadows Corporate Center II;

(v)	Suite 1844-46 containing approximately 11,636 rentable square feet in Meadows Corporate Center II (“Expansion Space”);

(vi)	Suite 1884-7 containing approximately 9,361 rentable square feet in Meadows Corporate Center IV (“Suite 1884-7”); and

(vii)	Suite 1884-4 containing approximately 6, 295 square feet in Meadows Corporate Center IV (“Suite 1884-4”, and collectively with Suite 1884-7, the “Transition Space”).
Effective as of December 1, 2010, the Leased Premises shall also include Suite 1848 containing approximately 8,575 rentable square feet in Meadows Corporate Center III (“Suite 1848”), for an aggregate total of 66,572 square feet. Meadows Corporate Center II, Meadows Corporate Center III, and Meadows Corporate Center IV are located at Lackland Hills Parkway, St. Louis, Missouri 63146 (each a “Building, and collectively “Buildings”). The Buildings are part of a three (3) building service center complex commonly known as The Meadows Corporate Center (collectively the “Project”). The “Property” is the land upon which the Project is located and is described on Exhibit “A” and the floor plans of the Leased Premises are attached as Exhibit “B” and incorporated by reference.”
4.	Base Rent. Notwithstanding anything to the contrary contained in the Lease, commencing December 1, 2010, Tenant shall pay Base Rent to Landlord in the amount as follows:

Period	Base Rent per SF	Monthly Base Rent	Annual Base Rent
12/1/2010-11/30/2012	$10.50	$58,250.50	$699,006
12/1/2012-11/30/2014	$11.00	$61,024.33	$732,292
12/1/201-11/30/2015	$11.50	$63,798.17	$765,578

     Effective December 1, 2010, the Base Rent is computed based upon 66,572 square feet of the Leased Premises. With respect to the Expansion Space, Base Rent shall abate until December 1, 2010. Base Rent and all other sums, whether designated additional rent or otherwise, payable to Landlord under this Lease shall be paid to Landlord at the following address, or at such other address as Landlord may direct in writing:
TM Properties, L.L.C. 4678 World Parkway Circle St. Louis, Missouri 63134
5.	Proportionate Share. Section 3.4 of the Lease is hereby deleted in its entirety and replaced with the following:
“3.4 Proportionate Share. Tenant’s “Proportionate Share” as used in this Lease shall be obtained by multiplying the expense in question by a fraction, the numerator of which shall be the rentable square footage area of the Leased Premises, and the denominator of which shall be the rentable square feet of the Project, which for purposes of this Lease shall be stipulated to be 132,994 rentable square feet. For purposes of this Lease, Tenant’s Proportionate Share is 43.6% (57,997 rentable square feet divided by 132,994 rentable square feet). Effective as of December 1, 2010, Tenant’s Proportionate Share is 50.05% (66,572 rentable square feet divided by 132,994 rentable square feet).”
6.	Project. The terms “Property” and “Building” found in Sections 3.5(b), 3.6, and 4.4 of the Lease are hereby deleted and replaced with the term “Project”.

7.	Real Property Taxes and Insurance. Commencing on December 1, 2010, Section 3.5(a) of the Lease is hereby deleted in its entirety and replaced with the following:
“3.5 Real Property Taxes and Insurance. (a) Beginning December 1, 2010, Tenant shall pay as Additional Rent, Tenant’s Proportionate Share of the amount by which Real Property Taxes (as defined in Section 3.5(b)) and Insurance (as defined in Section 3.6) payable during each calendar year falling entirely or partly within the Lease Term exceed the Expense Stop Amount as defined in Section 3.9. Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Property Taxes and Insurance that are expected to be paid during each calendar year would exceed the Expense Stop Amount. Beginning December 1, 2010 and at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12th) of such share.”
8.	Expense Stop Amount. Section 3.9 of the Lease is hereby deleted in its entirety and replaced with the following:
“3.9 Expense Stop Amount. For purposes of this Lease, “Expense Stop Amount” shall be defined as Tenant’s Proportionate Share of the actual expense incurred for Real Property Taxes and Insurance in the calendar year 2010.”
9.	Common Expenses. The following shall be added to the end of Section 4.4 of the Lease: “; and management fees paid by Landlord.”

10.	Option to Extend Term. Section 2.4 of the Lease is hereby deleted in its entirety and replaced with the following:
“2.4 Option to Extend Term. Provided Tenant is not in default in any of the terms, conditions or covenants of this Lease either on the date Tenant gives Landlord the renewal notice required herein or at the end of the Renewal Term, Landlord hereby grants to Tenant an option to renew (“Option to Renew”) this Lease for one (1) additional period of five (5) years upon the same terms and conditions contained in the Lease, except that Base Rent and any tenant improvement allowance shall be negotiated in good faith by both Landlord and Tenant upon market terms changed by similar properties in the Westport submarket at the time the Option to Renew is exercised. The Option to Renew must be exercised by Tenant giving written notice to Landlord during the period between November 30, 2014 and February 28, 2015. All other terms of this Lease shall remain the same. As used throughout this Lease, any reference to the “lease term”, “term”, or “term of this Lease” shall also include any and all renewal terms and the Renewal Term.”
11.	Right of First Opportunity.
(a)	The first sentence of Section 2.5 is hereby deleted in its entirety and replaced with the following:

“2.5 Right of First Opportunity. Subject to all other options held by existing tenants of the Buildings and provided that Tenant is not in default hereunder at the time of Tenant’s exercise of this option, Tenant shall have a one-time right of first opportunity (the “Right of First Opportunity”) to lease any contiguous space to the Leased Premises located in Meadows Corporate Center III (the

“ROFO Space”), if and when such space becomes available during the Term of this Lease, on the following terms and conditions:”

(b)	Section 2.5(i) of the Lease is hereby deleted in its entirety and replaced with the following:

“(i) Landlord shall notify Tenant of the available ROFO Space prior to offering such ROFO Space to any other party and set forth the terms and conditions upon which Landlord is willing to lease the ROFO Space to Tenant (“Landlord’s Notice”). Tenant shall have five (5) days from the receipt of Landlord’s Notice to exercise the Right of First Opportunity by sending written notice to Landlord of its intent to lease the ROFO Space upon the terms and conditions in Landlord’s Notice (the “Leased Expansion Space”). Tenant shall be deemed to have declined a lease for the ROFO Space if its acceptance is delayed or if the acceptance changes any material term or condition of the Landlord’s Notice.”
12.	Tenant Improvements. A new Section 27 is hereby added to the Lease:
“27 Tenant Improvements.

(a) Preliminary Space Plan. Tenant shall prepare and provide a preliminary space plan to Landlord to be mutually approved by Landlord and Tenant showing the size, nature and location of the improvements to be constructed in Leased Premises (the “Tenant Improvements”). Promptly following execution of this Lease, Tenant shall meet with an architect approved by Landlord and shall provide such information and make such selections as may be necessary for the expeditious completion of the planning process.

(b) Working Drawings. Based upon the preliminary space plan and the information provided and selections made by Tenant, Landlord shall cause working drawings and specifications (collectively, the “Plans”) to be prepared for the Tenant Improvements. The Plans shall be consistent with the Building design standards as established by Landlord (unless a departure therefrom is approved by both parties). Tenant shall contract directly with the architect to prepare the Plans. The cost for the Plans shall be paid out of the tenant improvement allowance of $250,000 (“Tenant Improvement Allowance”). The Plans shall be subject to the reasonable approval of both parties. Except as specifically noted on the approved Plans, all materials and finishes shall be those established as the building standard by Landlord.

(c) Cooperation. During the entire course of the process described above, both Landlord and Tenant shall review and respond to submissions by the other party with reasonable dispatch. Tenant shall respond with its approval or comments within five days after receipt of initial drawings, specifications, or other materials requiring Tenant’s review and within three days after receipt of revised versions of such documents or materials. From time to time at the request of either party, Landlord and Tenant shall devise, and revise as necessary, working schedules for the preparation of the Plans and the construction of the Improvements. Tenant shall not permit any supplier, installer, contractor, or other person employed by Tenant to materially interfere with the progress of the work and any access shall be subject to scheduling with Landlord and in compliance with all of Landlord’s requirements.

(d) Construction. Landlord shall solicit at least three (3) competitive bids for a general contractor and shall consult with Tenant as to the most qualified, competitive bidder to be selected. Landlord shall cause the general contractor to construct the Tenant Improvements within the Leased Premises set forth in the approved Plans in a good, workmanlike manner and in substantial accordance with the Plans.

(e) Change Order. If Tenant requests any changes to the Tenant Improvements, Landlord shall advise Tenant prior to making such changes as to the estimated cost to perform such change and the estimated delay, if any, in the date for Substantial Completion estimated to be caused by such change. If the change order requires any additional payment by Tenant, Tenant shall pay the same to Landlord within ten (10) days after receipt of the change order.

(f) Cost. Prior to commencement of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount, if any, by which the estimated Costs of Construction exceed the Tenant Improvement Allowance. Any difference between actual and estimated Costs of Construction shall be paid or refunded, as the case may be, within ten days after receipt of Landlord’s statement calculating the amount due. Any unused portion of the Tenant Improvement Allowance shall not be used as a rent credit or otherwise and will no longer be available to Tenant if not used by December 31, 2010. “Costs of Construction” of the Tenant Improvements means all costs and expenses incurred by Landlord to design and build the Tenant Improvements, including, without limitation, permit and inspection fees, management and supervision fees equal to five percent (5%) of all expenses for which the Tenant Improvement Allowance was utilized, taxes, amounts paid to contractors, subcontractors, and suppliers, architects’ fees, engineering costs, premiums for bonds and insurance, utilities, equipment rental, demolition, labor, materials, and supplies. Tenant may use a portion of the Tenant Improvement Allowance in an amount not to exceed $51,000 towards the purchase of cubicles, furniture, equipment and move-related expenses for the Premises. The Tenant Improvement Allowance may not be used towards the payment of Rent.

(g) “Substantial Completion” (or similar derivations) of the Tenant Improvements shall mean that stage of the Tenant Improvements when the Tenant Improvements are sufficiently complete in accordance with the approved Plans so that Tenant can occupy and utilize the Leased Premises for its intended purpose, with only a limited number of minor punchlist items remaining to be completed or corrected and which do not unreasonably interfere with Tenant’s use of the Leased Premises.”
13.	Transition Space: A new Section 28 is hereby added to the Lease:
“28. Transition Space. Effective as of December 1, 2010, the Transition Space shall be leased on a month-to-month basis upon the same terms and conditions of this Lease, including Base Rent. Either party may terminate all or a portion of the Transition Space upon thirty (30) days prior written notice to the other party (“Termination Notice”). Tenant shall execute and deliver to Landlord within thirty (30) days of the Termination Notice an amendment to the Lease prepared by Landlord which (a) removes the Transition Space from the Leased Premises, (b) decreases the rentable area of the Leased Premises by the rentable area of the Transition Space and decreases Tenant’s Proportionate Share accordingly, and (c) makes such other modifications of affected portions of this Lease consistent with the foregoing.”
14.	Expansion Space and Suite 1848: A new Section 29 is hereby added to the Lease:
“29. Expansion Space and Suite 1848. Notwithstanding anything to the contrary contained in the Lease, Landlord shall at its expense make any improvements or alterations to the Expansion Space and Suite 1848 that are specifically required by governmental officials to conform with applicable laws, ordinances, regulations, and the ADA in connection with Tenant’s initial occupancy of the Expansion Space and Suite 1848 only.”
15.	Interior Construction. Section 26.5 of the Lease and Exhibit “F” of the Lease are hereby deleted in their entirety.

16.	Notices: Landlord’s and Tenant’s notice addresses as provided in Article XVII of the Lease are hereby deleted and replaced with the following:
“If to Landlord:

Thomas R. Martin Duke Realty Corporation 520 Maryville Centre Drive Suite 200 St. Louis, MO 63141

With a copy to:

Cassidy Turley 1884 Lackland Hill Parkway, Suite 2 St. Louis, MO 63146

If to Tenant:

Mr. Allen Weiss VP, Procurement Office of the COO Quality Systems, Inc. 1811 Von Karman Avenue, Suite 600 Irvine, CA 92612”
17.	Exhibits. Exhibit “A” to the Lease, which is the definition of Property, and Exhibit “B” to the Lease, which is the Floor Plan, are hereby replaced by Exhibit “A” and Exhibit “B” attached hereto and incorporated herein by this reference.

18.	Ratification. Except as expressly set forth herein, all the terms, covenants and conditions, representations and warranties set froth in the Lease shall continue in full force and effect and are hereby ratified and affirmed.

19.	Authorization. Each of the parties represents and warrants to the other that it is authorized to enter into this Amendment and has taken all necessary action to approve the execution of this Amendment.

20.	Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:

TM Properties, L.L.C.			Quality Systems, Inc.

By:	/s/ Thomas K. Martin		By:	/s/ Phillip N. Kaplan
	Name:	Thomas K. Martin		Name:	Phillip N. Kaplan
	Title:	Manager		Title:	COO

EXHIBIT A
Legal Description of Property

EXHIBIT B
Floor Plan